EXHIBIT 99.1

RALPH LAUREN ANNOUNCES APPOINTMENT OF VALERIE JARRETT TO BOARD OF DIRECTORS

Former Obama Administration Senior Advisor Brings More Than 35 Years of Citizenship, Impact and Private and Public Sector Experience to Ralph Lauren Board

NEW YORK – October 20, 2020 – Ralph Lauren Corporation (NYSE:RL, the “Company”) today announced the appointment of Valerie Jarrett, Senior Distinguished Fellow at the University of Chicago Law School, to the Company’s Board of Directors, effective October 20, 2020. With the appointment of Ms. Jarrett, the Ralph Lauren Board is now comprised of 13 directors.

“We are pleased to welcome Valerie to the Ralph Lauren Board of Directors. Valerie is a proven and highly respected leader with a clear passion for citizenship and making a positive impact on the world,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. “Valerie’s breadth of experience across the public and private sectors and unparalleled expertise in government, law and leadership will bring new perspective as we continue to build the future for our iconic Company.”

Patrice Louvet, President and Chief Executive Officer, said, “Valerie’s unique perspective and insights as one of the country’s most distinguished leaders makes her an excellent addition to the Ralph Lauren Board. Her experience across the public and private sectors will be invaluable as we continue to write the Next Great Chapter for our Company.”

Ms. Jarrett is a Senior Distinguished Fellow at the University of Chicago Law School, a Senior Advisor to the Obama Foundation and media company ATTN and the author of The New York Times bestselling memoir, Finding My Voice, on leadership and citizenship in the twenty-first century. She was the longest-serving Senior Advisor to the Obama Administration, where she oversaw the Offices of Public Engagement and Intergovernmental Affairs and chaired the White House Council on Women and Girls. She also served as Co-Chair of the Obama-Biden Presidential Transition Team and as Senior Advisor to Obama's presidential campaign.

Ms. Jarrett said, “Ralph Lauren’s purpose-driven culture and focus on aspiration, timelessness and optimism has long inspired me. I am honored to join the Company’s Board of Directors and look forward to contributing to the Company’s continued growth and success and to building on the longevity of this admired organization.”

Previously, Ms. Jarrett was the President and Chief Executive Officer of The Habitat Company and, prior to that, she served for eight years in Chicago government as Deputy Corporation Counsel for Finance and Development, Deputy Chief of Staff for Mayor Richard M. Daley and Commissioner of the Department of Planning and Development. Before her city government service, Ms. Jarrett practiced law with two private law firms. She serves on the board as Chair of When We All Vote, Co-Chair of the United State of Women, Lyft, Inc., 2U, Inc., Ariel Investments, Sweetgreen, Time’s Up, the John F. Kennedy Center for Performing Arts and the Economic Club of Chicago.

Ms. Jarrett’s appointment follows the recent addition of Darren Walker, President and Chief Executive Officer of the Ford Foundation, to the Board this year. More information about Ralph Lauren's Board of Directors and corporate governance practices can be found on the Company's website at http://investor.ralphlauren.com.

ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, footwear & accessories, home, fragrances and hospitality. For more than 50 years, Ralph Lauren’s reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company’s brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Chaps and Club Monaco, among others, constitute one of the world’s most widely recognized families of consumer brands. For more information, go to https://corporate.ralphlauren.com.

CONTACT
Corporate Communications:
RL-Press@RalphLauren.com